Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2022 FOURTH QUARTER FINANCIAL RESULTS

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (January 31, 2023) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke, whose divisions include Bank of Clarke Wealth Management, announced its fourth quarter 2022 results. Select highlights for the fourth quarter include:

•
Net income of $3.2 million
•
Basic and diluted earnings per share of $0.92
•
Loan activity:
▪
Sales - $58.6 million
▪
Net growth - $121.5 million

Brandon Lorey, President and CEO, stated, "The Bank of Clarke and its employees delivered a number of records for Eagle Financial Services, Inc. in 2022, including loan growth, earnings, earnings per share, and revenue, despite a significantly higher interest rate environment driving increased competition for core deposits. For the year, the Bank’s commercial and residential lending team along with our niche marine division, LV Finance, delivered loan growth of $338.0 million or 25.5%. The Bank also reached a new after-tax earnings record of $14.5 million translating to a record EPS of $4.17 per share and top line revenue of $62.6 million. Additionally, the Bank’s Trust and Wealth Management division broke through the $500 million threshold in Assets Under Management (AUM) over the year and contributed over $1 million in after tax-revenue to the company, more than three times its historical contribution. We continue to remain focused on our customers, community, and shareholders by providing the customer service of Main Street with the product set of Wall Street. Thanks to our phenomenal staff for their continued and tireless work in putting our customers in the center of everything we do, as we work to earn the moniker of being the trusted financial partners for all we serve in the Valley and Northern Virginia."

Income Statement Review

Net income for the quarter ended December 31, 2022 was $3.2 million reflecting a decrease of 21.7% from the quarter ended September 30, 2022 and an increase of 40.0% from the quarter ended December 31, 2021. The decrease from the quarter ended September 30, 2022 was primarily due to the $930 thousand provision for loan losses that was expensed during the fourth quarter of 2022 to keep pace with loan growth. The increase from the quarter ended December 31, 2021 was mainly driven by increased net interest income led by strong loan growth. Net income was $4.1 million for the three-month period ended September 30, 2022 and $2.3 million for the quarter ended December 31, 2021.

Net interest income for the quarter ended December 31, 2022 was $13.3 million reflecting an increase of 2.8% from the quarter ended September 30, 2022 and an increase of 19.5% from the quarter ended December 31, 2021. Net interest income was $12.9 million and $11.1 million for the quarters ended September 30, 2022 and December 31, 2021, respectively. The increase in net interest income from the quarters ended September 30, 2022 and December 31, 2021 resulted primarily from growth in the Company’s loan portfolio along with the rising interest rate environment.

Total loan interest income was $15.1 million and $13.3 million for the quarters ended December 31, 2022 and September 30, 2022, respectively. Total loan interest income was $10.7 million for the quarter ended December 31, 2021. Total loan interest income increased $4.4 million or 41.7% from the quarter ended December 31, 2021 to the quarter ended December 31, 2022. Average loans for the quarter ended December 31, 2022 were $1.26 billion compared to $963.9 million for the quarter ended December 31, 2021. The tax equivalent yield on average loans for the quarter ended December 31, 2022 was 4.78%, an increase of 38 basis points from the 4.40% average yield for the same time period in 2021. The majority of this increase in yield can be attributed to the current rising interest rate environment.

Interest and dividend income from the investment portfolio was $879 thousand for the quarter ended December 31, 2022 compared to $932 thousand for the quarter ended September 30, 2022. Interest income and dividend income from the investment portfolio was $784 thousand for the quarter ended December 31, 2021. The decrease in interest and dividend income between the third and fourth quarters of 2022 resulted from the sale of securities during the third quarter of 2022. The increase in interest and dividend income between the quarters ended December 31, 2022 and December 31, 2021 resulted from the increase in yields on securities purchased during 2022. Average investments for the quarter ended December 31, 2022 were $154.3 million compared to $197.1 million for the quarter ended December 31, 2021. The tax equivalent yield on average investments for the quarter ended December 31, 2022 was 2.26%, up 19 basis points from 2.07% for the quarter ended September 30, 2022 and up 62 basis points from 1.64% for the quarter ended December 31, 2021.

Total interest expense was $2.9 million for the three months ended December 31, 2022 and $1.5 million and $373 thousand for three months ended September 30, 2022 and December 31, 2021, respectively. The increase in interest expense resulted from increases on rates paid on deposit accounts, the subordinated notes that the Company issued on March 31, 2022, which are currently paying a 4.5% fixed rate, and Federal Home Loan Bank advances of $175 million entered into during the third and fourth quarters of 2022. The average cost of interest-bearing liabilities increased 57 and 103 basis points when comparing the quarter ended December 31, 2022 to the quarters ended September 30, 2022 and December 31, 2021, respectively. The average balance of interest-bearing liabilities increased $65.6 million from the quarter ended September 30, 2022 to the quarter ended December 31, 2022. The average balance of interest-bearing liabilities increased $225.6 million from the quarter ended December 31, 2021 to the same period in 2022.

The net interest margin was 3.68% for the quarter ended December 31, 2022. For the quarters ended September 30, 2022 and December 31, 2021, the net interest margin was 3.72% and 3.67%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $3.1 million for the quarter ended December 31, 2022, which represented a decrease of $75 thousand or 2.4% from the $3.2 million for the three months ended September 30, 2022. Noninterest income for the quarter ended December 31, 2021 was $3.4 million. The $273 thousand or 8.1% decrease between the quarters ended December 31, 2021 and December 31, 2022 was driven mainly by lower gains on the sale of loans held for sale which were largely impacted by the rising interst rate environment.

Noninterest expense increased $490 thousand, or 4.4%, to $11.5 million for the quarter ended December 31, 2022 from $11.1 million for the quarter ended September 30, 2022. The largest increase was in other operating expenses, which includes loan expense. This increase was due mainly to the high loan volume experienced during the fourth quarter of 2022. Noninterest expense was $11.9 million for the quarter ended December 31, 2021, representing a decrease of $335 thousand or 2.8% when comparing the quarter ended December 31, 2022 to the quarter ended December 31, 2021. An increase in salaries and benefits expenses was noted between the fourth quarter of 2022 and the same period in 2021. Annual pay increases, newly hired employees, incentive plan accruals and increased insurance costs have attributed to these increases. The number of full-time equivalent employees (FTEs) has increased from 221 at December 31, 2021, to 241 at December 31, 2022. This increase was offset by a large decrease in professional fees and more specifically, legal expenses. Legal expenses were higher in the fourth quarter of 2021 primarily from the expansion of the Bank's wealth management business line and also its build out of the marine lending division. Approximately $2.0 million of those expenses were one-time fees.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $2.4 million or 0.16% of total assets at September 30, 2022 to $2.6 million or 0.16% of total assets at December 31, 2022. Nonperforming assets were $2.8 million at December 31, 2021. Total nonaccrual loans were $2.2 million at December 31, 2022 and $2.4 million at September 30, 2022. Nonaccrual loans were $2.7 million at December 31, 2021. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned was $108 thousand and zero at December 31, 2022 and September 30, 2022, respectively.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At December 31, 2022, the Company had 28 troubled debt restructurings totaling $4.6 million. Approximately $4.4 million or 26 loans are performing loans, while the remaining loans are on non-accrual status. At September 30, 2022, the Company had 26 troubled debt restructurings totaling $4.4 million. Approximately $4.2 million or 24 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $454 thousand in net charge-offs for the quarter ended December 31, 2022 versus $895 thousand in net recoveries for the three months ended September 30, 2022. During the three months ended December 31, 2021, $39 thousand in net recoveries were recognized. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded $930 thousand in provision for loan loss for the quarter ended December 31, 2022 due to the significant growth of the loan portfolio during the quarter. The Company recognized provision for loan losses of zero and $300 thousand for the quarters ended September 30, 2022 and December 31, 2021, respectively. The lack of provision for the quarter ended September 30, 2022 was due to the large net recovery that was recognized during the quarter. The provision for the quarter ended December 31, 2021 resulted mostly from loan growth during the quarter. The ratio of allowance for loan losses to total loans was 0.85% at December 31, 2022 and 0.89% at September 30, 2022. The ratio of allowance for loan losses to total loans was 0.89% at December 31, 2021. The decrease in the ratio of the allowance for loan losses to total loans is mainly attributable to the type of new loans that are being originated in the portfolio. The majority of growth has been in the commercial real estate and marine loan pools, which have a lower allocation percentage than the overall portfolio. The ratio of allowance for loan losses to total nonaccrual loans was 518.86% at December 31, 2022. The ratio of allowance for loan losses to total nonaccrual loans was 442.59% and 488.85% at September 30, 2022 and December 31, 2021, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at December 31, 2022 were $1.62 billion, which represented an increase of $143.6 million or 9.75% from total assets of $1.47 billion at September 30, 2022. At December 31, 2021, total consolidated assets were $1.30 billion. Total net loans increased $121.5 million from $1.19 billion at September 30, 2022 to $1.31 billion at December 31, 2022. During the quarter ended December 31, 2022, $58.6 million in loans were sold. The Company sold $961 thousand in mortgage loans on the secondary market and $57.7 million of loans from the commercial and consumer loan portfolios. These loan sales resulted in net gains of $55 thousand. Total securities increased $2.0 million from $156.4 million at September 30, 2022, to $158.4 million at December 31, 2022. At December 31, 2021, total investment securities were $193.4 million and net loans were $976.9 million. The growth in total loans and total assets was largely due to organic loan portfolio growth as the Company expands lending types and markets.

Deposits and Other Borrowings

Total deposits increased to $1.26 billion as of December 31, 2022 when compared to September 30, 2022 deposits of $1.25 billion. At December 31, 2021 total deposits were $1.18 billion. The growth in deposits was mainly organic growth as the Company continues to expand and grow into newer market areas.

The Company had $175.0 million and $75.0 million, respectively, in outstanding borrowings from the Federal Home Loan Bank of Atlanta at December 31, 2022 and September 30, 2022. There were no outstanding borrowings from the Federal Home Loan Bank as of December 31, 2021. At December 31, 2022, the Company had $33.0 million outstanding in fed funds purchased. There were no outstanding fed funds purchased as of September 30, 2022 or December 31, 2021. These borrowings were used mainly to fund the strong loan growth that occurred during the quarter ended December 31, 2022.

On March 31, 2022, the Company entered into Subordinated Note Purchase Agreements with certain qualified institutional buyers and accredited institutional investors, pursuant to which the Company issued 4.50% Fixed-to-Floating Rate Subordinated Notes due 2032, in the aggregate principal amount of $30.0 million.

Equity

Shareholders’ equity was $101.7 million and $98.5 million at December 31, 2022 and September 30, 2022, respectively. Shareholders’ equity was $110.3 million at December 31, 2021. The decrease in shareholder’s equity at December 31, 2022 in comparison to December 31, 2021 was driven by the other comprehensive loss from the unrealized loss on available for sale securities. The book value of the Company at December 31, 2022 was $29.15 per common share. Total common shares outstanding were 3,490,086 at December 31, 2022. On January 25, 2023, the board of directors declared a $0.30 per common share cash dividend for shareholders of record as of February 6, 2023 and payable on February 17, 2023.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	4Q22	3Q22	2Q22	1Q22	4Q21
Net Income (dollars in thousands)	$3,197	$4,082	$3,992	$3,250	$2,283
Earnings per share, basic	$0.92	$1.17	$1.14	$0.94	$0.66
Earnings per share, diluted	$0.92	$1.17	$1.14	$0.94	$0.66
Return on average total assets	0.83%	1.12%	1.16%	0.99%	0.70%
Return on average total equity	12.70%	15.93%	15.86%	12.08%	8.20%
Dividend payout ratio	32.61%	24.79%	24.56%	29.79%	42.42%
Fee revenue as a percent of total revenue	14.92%	16.11%	15.73%	15.32%	15.16%
Net interest margin(1)	3.68%	3.72%	3.70%	3.61%	3.67%
Yield on average earning assets	4.48%	4.14%	3.93%	3.73%	3.79%
Rate on average interest-bearing liabilities	1.25%	0.68%	0.38%	0.21%	0.22%
Net interest spread	3.23%	3.46%	3.55%	3.52%	3.57%
Tax equivalent adjustment to net interest income (dollars in thousands)	$20	$32	$25	$27	$32
Non-interest income to average assets	0.80%	0.87%	1.12%	0.99%	1.04%
Non-interest expense to average assets	2.99%	3.04%	3.07%	3.02%	3.66%
Efficiency ratio(2)	70.53%	65.73%	66.62%	68.87%	81.53%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	4Q22	3Q22	2Q22	1Q22	4Q21
BALANCE SHEET RATIOS
Loans to deposits	104.72%	95.83%	91.01%	82.96%	83.73%
Average interest-earning assets to average-interest bearing liabilities	155.58%	161.11%	166.35%	173.69%	173.49%
PER SHARE DATA
Dividends	$0.30	$0.29	$0.28	$0.28	$0.28
Book value	29.15	28.28	28.58	29.37	32.22
Tangible book value	29.15	28.28	28.58	29.37	32.22
SHARE PRICE DATA
Closing price	$35.95	$36.92	$35.44	$35.45	$34.65
Diluted earnings multiple(1)	9.77	7.89	7.77	9.43	13.13
Book value multiple(2)	1.23	1.31	1.24	1.21	1.08
COMMON STOCK DATA
Outstanding shares at end of period	3,490,086	3,483,571	3,481,188	3,477,020	3,454,128
Weighted average shares outstanding	3,489,764	3,487,555	3,479,573	3,472,332	3,451,383
Weighted average shares outstanding, diluted	3,489,764	3,482,820	3,479,591	3,472,332	3,451,383
CAPITAL RATIOS
Common equity Tier 1 capital ratio	8.80%	9.35%	9.67%	10.19%	10.72%
Tier 1 risk-based capital ratio	8.80%	9.35%	9.67%	10.19%	10.72%
Total risk-based capital ratio	10.34%	10.98%	11.33%	11.94%	11.58%
Tier 1 leverage ratio	7.84%	8.09%	8.34%	8.44%	8.57%
Total equity to total assets	6.29%	6.69%	7.09%	7.43%	8.46%
CREDIT QUALITY
Net charge-offs to average loans	0.04%	(0.08)%	(0.02)%	0.00%	—%
Total non-performing loans to total loans	0.19%	0.20%	0.19%	0.26%	0.28%
Total non-performing assets to total assets	0.16%	0.16%	0.15%	0.19%	0.21%
Non-accrual loans to:
total loans	0.16%	0.20%	0.18%	0.26%	0.28%
total assets	0.13%	0.16%	0.14%	0.19%	0.21%
Allowance for loan losses to:
total loans	0.85%	0.89%	0.88%	0.91%	0.89%
non-performing assets	433.45%	442.59%	472.67%	357.47%	317.68%
non-accrual loans	518.86%	442.59%	488.85%	357.47%	322.70%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$318	$—	$69	$—	$43
Non-accrual loans	2,162	2,427	2,015	2,606	2,723
Other real estate owned and repossessed assets	108	—	—	—	—
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$491	$80	$41	$47	$42
(Recoveries)	(37)	(975)	(213)	(35)	(81)
Net charge-offs (recoveries)	454	(895)	(172)	12	(39)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$930	$—	$360	$540	$300
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$10,742	$9,847	$9,315	$8,787	$8,448
Provision	930	—	360	540	300
Net charge-offs (recoveries)	454	(895)	(172)	12	(39)
Balance at the end of period	$11,218	$10,742	$9,847	$9,315	$8,787

(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 12/31/2022	Unaudited 09/30/2022	Unaudited 06/30/2022	Unaudited 03/31/2022	Audited 12/31/2021
Assets
Cash and due from banks	$66,531	$30,782	$31,457	$86,965	$63,840
Federal funds sold	363	5,153	680	8,945	228
Securities available for sale, at fair value	158,389	156,361	181,162	194,554	193,370
Loans held for sale	153	90	399	843	876
Loans, net of allowance for loan losses	1,312,565	1,191,099	1,110,993	1,012,144	976,933
Bank premises and equipment, net	18,064	17,972	18,155	18,333	18,249
Bank owned life insurance	23,862	23,731	23,593	23,415	23,236
Other assets	36,790	47,932	36,074	29,096	26,306
Total assets	$1,616,717	$1,473,120	$1,402,513	$1,374,295	$1,303,038
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$478,750	$491,184	$477,540	$489,426	$470,355
Savings and interest bearing demand deposits	627,431	632,081	638,951	619,224	583,296
Time deposits	157,894	130,849	115,022	122,673	123,584
Total deposits	$1,264,075	$1,254,114	$1,231,513	$1,231,323	$1,177,235
Federal funds purchased	32,980	—	28,575	—	—
Federal Home Loan Bank advances	175,000	75,000	—	—	—
Subordinated debt	29,377	29,360	29,343	29,327	—
Other liabilities	13,556	16,146	13,592	11,542	15,523
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,514,988	$1,374,620	$1,303,023	$1,272,192	$1,192,758
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,619	8,600	8,594	8,586	8,556
Surplus	13,278	13,003	12,594	12,260	12,115
Retained earnings	100,278	98,128	95,058	92,040	89,764
Accumulated other comprehensive (loss)	(20,446)	(21,231)	(16,756)	(10,783)	(155)
Total shareholders' equity	$101,729	$98,500	$99,490	$102,103	$110,280
Total liabilities and shareholders' equity	$1,616,717	$1,473,120	$1,402,513	$1,374,295	$1,303,038

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Interest and Dividend Income
Interest and fees on loans	$15,117	$10,665	$50,682	$39,871
Interest on federal funds sold	15	—	30	—
Interest and dividends on securities available for sale:
Taxable interest income	815	676	3,292	2,272
Interest income exempt from federal income taxes	4	98	221	419
Dividends	60	10	109	45
Interest on deposits in banks	153	16	352	69
Total interest and dividend income	$16,164	$11,465	$54,686	$42,676
Interest Expense
Interest on deposits	$1,474	$373	$2,941	$1,677
Interest on federal funds purchased	151	—	170	—
Interest on Federal Home Loan Bank advances	891	—	1,295	—
Interest on subordinated debt	392	—	1,067	—
Total interest expense	$2,908	$373	$5,473	$1,677
Net interest income	$13,256	$11,092	$49,213	$40,999
Provision For Loan Losses	930	300	1,830	1,483
Net interest income after provision for loan losses	$12,326	$10,792	$47,383	$39,516
Noninterest Income
Income from fiduciary activities	$1,072	$922	$4,149	$1,891
Service charges on deposit accounts	423	366	1,618	1,087
Other service charges and fees	944	903	3,943	5,252
(Loss) on the sale of bank premises and equipment	(8)	—	(11)	—
(Loss) gain on sales of AFS securities	—	—	(737)	24
Gain on sale of loans HFS	331	813	1,875	1,658
Officer insurance income	219	160	714	527
Other operating income	108	198	1,794	881
Total noninterest income	$3,089	$3,362	$13,345	$11,320
Noninterest Expenses
Salaries and employee benefits	$6,857	$5,881	$25,730	$21,854
Occupancy expenses	506	484	2,068	1,803
Equipment expenses	307	251	1,121	959
Advertising and marketing expenses	332	185	770	659
Stationery and supplies	64	30	199	155
ATM network fees	233	288	1,210	1,135
Other real estate owned expenses	34	4	34	41
Loss on the sale of other real estate owned	—	73	—	201
FDIC assessment	184	197	614	606
Computer software expense	270	244	960	996
Bank franchise tax	233	198	886	781
Professional fees	409	2,642	2,019	3,760
Data processing fees	393	348	1,779	1,541
Other operating expenses	1,726	1,058	5,667	3,558
Total noninterest expenses	$11,548	$11,883	$43,057	$38,049
Income before income taxes	$3,867	$2,271	$17,671	$12,787
Income Tax Expense	670	(12)	3,150	1,766
Net income	$3,197	$2,283	$14,521	$11,021
Earnings Per Share
Net income per common share, basic	$0.92	$0.66	$4.17	$3.20
Net income per common share, diluted	$0.92	$0.66	$4.17	$3.20

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Year Ended
	December 31, 2022			December 31, 2021
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Yield	Balance	Expense	Yield
Securities:
Taxable	$172,501	$3,401	1.97%	$162,717	$2,317	1.42%
Tax-Exempt (1)	8,305	280	3.37%	15,936	530	3.33%
Total Securities	$180,806	$3,681	2.04%	$178,653	$2,847	1.59%
Loans:
Taxable	$1,121,429	$50,509	4.50%	$889,035	$39,643	4.46%
Non-accrual	2,350	—	—%	4,024	—	—%
Tax-Exempt (1)	5,671	218	3.85%	6,734	289	4.29%
Total Loans	$1,129,450	$50,727	4.49%	$899,793	$39,932	4.44%
Federal funds sold	5,311	30	0.57%	223	—	0.10%
Interest-bearing deposits in other banks	27,251	352	1.29%	68,868	69	0.10%
Total earning assets	$1,340,468	$54,790	4.09%	$1,143,513	$42,848	3.75%
Allowance for loan losses	(9,852)			(7,980)
Total non-earning assets	95,639			83,146
Total assets	$1,426,255			$1,218,679
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$173,843	$663	0.38%	$145,652	$312	0.21%
Money market accounts	270,725	1,155	0.43%	225,960	583	0.26%
Savings accounts	179,709	130	0.07%	156,861	92	0.06%
Time deposits:
$250,000 and more	62,757	560	0.89%	67,287	411	0.61%
Less than $250,000	62,907	433	0.69%	58,565	279	0.48%
Total interest-bearing deposits	$749,941	$2,941	0.39%	$654,325	$1,677	0.26%
Federal funds purchased	7,882	170	2.16%	1	—	0.36%
Federal Home Loan Bank advances	39,589	1,295	3.27%	—	—	—%
Subordinated debt	22,193	1,067	4.81%	—	—
Total interest-bearing liabilities	$819,605	$5,473	0.67%	$654,326	$1,677	0.26%
Noninterest-bearing liabilities:
Demand deposits	485,061			443,662
Other Liabilities	18,293			12,521
Total liabilities	$1,322,959			$1,110,509
Shareholders' equity	103,296			108,170
Total liabilities and shareholders' equity	$1,426,255			$1,218,679
Net interest income		$49,317			$41,171
Net interest spread			3.42%			3.49%
Interest expense as a percent of average earning assets			0.41%			0.15%
Net interest margin			3.68%			3.60%
(1)
Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	December 31, 2022			December 31, 2021
		Interest			Interest
	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Yield	Balance	Expense	Yield
Securities:
Taxable	$153,747	$875	2.26%	$182,802	$687	1.49%
Tax-Exempt (1)	533	5	4.15%	14,318	124	3.46%
Total Securities	$154,280	$880	2.26%	$197,120	$811	1.64%
Loans:
Taxable	$1,245,038	$15,045	4.79%	$957,695	$10,643	4.42%
Non-accrual	2,311	—	—%	3,416	—	—%
Tax-Exempt (1)	9,492	91	3.82%	2,804	27	3.80%
Total Loans	$1,256,841	$15,136	4.78%	$963,915	$10,670	4.40%
Federal funds sold	3,609	15	1.70%	215	—	0.13%
Interest-bearing deposits in other banks	20,305	153	2.98%	48,473	16	0.13%
Total earning assets	$1,432,724	$16,184	4.48%	$1,206,307	$11,497	3.79%
Allowance for loan losses	(10,657)			(8,583)
Total non-earning assets	108,753			90,757
Total assets	$1,530,820			$1,288,481
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$177,190	$318	0.71%	$154,889	$79	0.20%
Money market accounts	280,439	578	0.82%	250,326	143	0.23%
Savings accounts	177,565	40	0.09%	166,438	25	0.06%
Time deposits:
$250,000 and more	64,223	296	1.83%	65,670	66	0.40%
Less than $250,000	75,395	242	1.27%	57,981	60	0.41%
Total interest-bearing deposits	$774,812	$1,474	0.75%	$695,304	$373	0.21%
Federal funds purchased	26,476	151	2.26%	1	—	0.64%
Federal Home Loan Bank advances	90,217	891	3.92%	—	—	—%
Subordinated debt	29,366	392	5.29%	—	—
Total interest-bearing liabilities	$920,871	$2,908	1.25%	$695,305	$373	0.22%
Noninterest-bearing liabilities:
Demand deposits	493,373			468,801
Other Liabilities	16,737			13,892
Total liabilities	$1,430,981			$1,177,998
Shareholders' equity	99,839			110,483
Total liabilities and shareholders' equity	$1,530,820			$1,288,481
Net interest income		$13,276			$11,124
Net interest spread			3.23%			3.57%
Interest expense as a percent of average earning assets			0.81%			0.12%
Net interest margin			3.68%			3.67%

(1)
Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
GAAP Financial Measurements:
Interest Income - Loans	$15,117	$13,282	$11,663	$10,620	$10,665
Interest Income - Securities and Other Interest-Earnings Assets	1,047	1,084	984	889	800
Interest Expense - Deposits	1,474	714	383	370	373
Interest Expense - Other Borrowings	1,434	753	345	—	—
Total Net Interest Income	$13,256	$12,899	$11,919	$11,139	$11,092
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$19	$16	$5	$5	$6
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	1	16	20	22	26
Total Tax Benefit on Tax-Exempt Interest Income	$20	$32	$25	$27	$32
Tax-Equivalent Net Interest Income	$13,276	$12,931	$11,944	$11,166	$11,124